Exhibit 10.26
April 27, 2010
Saied R Karamooz
1 Cross Gate
Wayne, PA 19087
Dear Saied:
Congratulations on your new position as Senior Vice President, Client Services, effective as of May 3, 2010 reporting to Leslie Stretch, President and Chief Executive Officer.
Your starting salary will be $230,000.00 per year, which equals $19,167.00 per month, subject to periodic review. In addition, you will be eligible to participate in an annual executive incentive compensation plan of 100% of your base salary which may be over or under achieved based upon Company performance and your ability to meet your objectives under the plan. As a further incentive, we will recommend to the Board of Directors (or an applicable Subcommittee) that you be granted an non-qualified option to purchase 100,000 shares of Callidus Software Inc. common stock subject to the terms and conditions of the Company’s stock plan, and the Company’s policies and procedures. Such Option shall be granted effective as of the last business day of the month in which you commence your employment with the Company (“Grant Date”) and shall vest over a period of four (4) years with 25% of the shares vesting one (1) year after the Grant Date and the remaining 75% of the shares vesting in equal monthly installments thereafter over the remaining three (3) years, subject to your continued employment with the Company. In addition, we will recommend to the Board of Directors that you be awarded 100,000 shares of restricted stock units, subject to the terms and conditions of the Company’s stock plan and the Company’s policies and procedures. Such RSU shall be awarded effective on the last trading day of the month in which you commence your employment with the Company (the “Award Date”) and such RSU shall vest over a period of three (3) years with 33.33% of the shares vesting on the first standard quarterly Company vesting date one (1) year after the Award Date and the remaining 66.67% of the shares vesting in standard quarterly installments over the remaining two (2) years thereafter subject to your continued employment with the Company.
As this position requires you to reside in California, the Company will also provide you with an initial expense allowance paid in a lump sum of $20,000 to cover some of the costs associated with the relocation of you and your family from Pennsylvania to Pleasanton, California. These expenses may include packing and movement of household goods, transit insurance for household effects, transportation expenses to new location, temporary living expenses (lodging and food), and house hunting trip. Please note you are responsible to contract with a moving company and will be responsible for filing any and all claims for losses or damage directly with

Callidus Software Inc.	Phone 408 808 6400
160 West Santa Clara Street, Suite 1500	Fax 408 271 2662
San Jose, CA 95113	www.callidussoftware.com

Offer Letter — Senior Vice President, Client Services

the carrier. Under no circumstances will Callidus Software assume the responsibility for personal or property damage incurred while traveling or moving.
The expense allowance will be included in your W-2 as ordinary income and is subject to withholding of applicable income and employment taxes. The company will provide you a lump sum payment with the May 30, 2010, paycheck. Please retain your original receipts for your own records in anticipation of your 2010 personal tax reporting, and defer to the IRS regulation on permissible expenses.
In addition, to cover some of your housing expenses in California, starting on May 30, 2010 the Company will pay you in a lump sum with your May 30, 2010 paycheck $30,000. This payment will be reported as taxable wages on your W-2 Form. In the event that you resign your position or your employment at Callidus Software is terminated for Cause within the 12 months following your receipt of an expense allowance, you agree to repay any relocation expense or housing allowance paid by Callidus Software to you or on your behalf. You agree that your repayment to Callidus of the relocation expense or housing allowance previously paid to you by Callidus shall be made by you no later than thirty (30) days after your termination date. However, should Callidus Software terminate your employment for any reason other than for cause you will not be obligated to repay any relocation expenses paid by Callidus Software to you or on your behalf.
As a new member of executive management, we will also recommend to the Board that you be classified as a Section 16 officer of Callidus, and that you should therefore be granted benefits in connection with a corporate change of control and indemnification in the case of litigation. Copies of our Board approved Change of Control Agreement and Indemnification Agreement are included for your review and execution. You will need to execute and return these agreements to me for them to become effective and they are subject to Board approval.
As a regular, full-time employee, you are eligible to participate in Callidus’ benefits programs, including medical, vision, and dental insurance, and 401(k) and ESPP plans, as set forth in our Callidus Benefits Guidebook. This offer is contingent on you having a reasonably clean driving record and credit history and that we successfully complete a background check. This offer is also contingent upon your completing and executing an Employment, Confidential Information and Invention Assignment Agreement (“Invention Agreement”).
The Company is an “at will” employer, which means that the employment relationship may be terminated at any time by either the Company or by you, with or without notice and with or without cause.

Offer Letter — Senior Vice President, Client Services

By signing below, you acknowledge that your employment at Callidus is for an unspecified duration, and neither this letter, nor your acceptance thereof, constitutes a contract of employment. Should you be involuntarily terminated other than for cause at any time, you shall receive a 7- month base pay severance payment (lump sum) and payment of your applicable COBRA for 7 months, in return for signing a full release of rights.
Upon separation from the Company for any reason, you also agree to return to the Company any equipment that has been provided to you or reimburse the Company the cost for such equipment. The Company reserves the right to deduct such costs from any final payments made to you in accordance with state and federal laws.
For purposes of federal immigration law, you will be required to provide to Callidus documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire with Callidus, or our employment relationship with you may be terminated for cause. The Company’s standard policy also requires that you participate in our direct deposit payroll program.
On behalf of Callidus Software, we very much look forward to your acceptance of this offer. I have enclosed two executed copies of this offer letter. As evidence of your acceptance, please sign both letters and return one original along with the signed Invention Agreement to V. Holly Albert, Senior Vice President and General Counsel via the enclosed Federal Express envelope or otherwise to: Callidus Software, Attn: V. Holly Albert, Senior Vice President and General Counsel, 160 West Santa Clara Street, Suite 1300, San Jose, CA 95113, not later than April 28, 2010 at Noon PST.

Callidus Software Inc.	Phone 408 808 6400
160 West Santa Clara Street, Suite 1500	Fax 408 271 2662
San Jose, CA 95113	www.callidussoftware.com

Offer Letter — Senior Vice President, Client Services

We look forward to working with you at Callidus Software. If you have any questions regarding any points in this letter please feel free to contact me. Welcome aboard!
Sincerely,
/s/ Leslie Stretch

Leslie Stretch
President and Chief Executive Officer
Callidus Software Inc.
I accept the terms of this letter and agree to keep the terms of this letter confidential.

/s/ Saied Karamooz	27 April 2010
Signature of Saied Karamooz	Date
I agree to start work for Callidus Software on: May 3, 2010 (“Start Date”)